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LICENSE AGREEMENT

    THIS AGREEMENT is entered into as of March 23, 2001 ("the Effective Date") by and between TWIN Entertainment Inc., a Delaware corporation, 300 De Haro St., Suite 342, San Francisco, CA 94103 ("TWIN") and DIGEO Broadband Technology, Inc., a Delaware Corporation, 101 Convention Center Dr., Suite 850, Las Vegas, NV 89109 ("DIGEO") with reference to the following facts:

  A.
  TWIN produces and hereafter intends to produce and TWIN owns the right to distribute throughout U.S. and Canada a proprietary interactive television service consisting of twenty-four hour, regularly updated interactive games and trivia applications (the "Content").

  B.
  Among other things, DIGEO owns, operates and/or controls, directly or indirectly through its affiliates DIGEO Broadband, Inc. and DIGEO Broadband, LLC (the "DIGEO Affiliates"), a broadband interactive television subscription service (the "Service") and is engaged in the business of providing such Service to subscribers by means of cable, wire or fiber of any material, all on a subscription, license, rental, sale or other basis.

  C.
  TWIN wishes to license to DIGEO, and DIGEO wishes to license from TWIN, the exhibition and distribution rights to the Content on the Service.

    In consideration of the mutual covenants contained herein and for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.  GRANT OF RIGHTS

    1.1.  The Rights.  Subject to the terms of this Agreement, TWIN hereby licenses and grants to DIGEO, on a non-exclusive basis, and DIGEO hereby accepts, the rights under copyright, trademark, and otherwise to rent, lease, license, exhibit, distribute, transmit, display, project, perform, copy, duplicate, reproduce, cache, advertise, market, promote, publicize and otherwise exploit the Content anywhere in the United States, its territories and Canada, only on the Service and only by means of cable, wire or fiber of any material, during the Term, subject to the provisions of this Agreement (the "Rights"). DIGEO shall be permitted to sublicense the Rights to the DIGEO Affiliates and to cable distribution customers only to the extent necessary to provide, and solely for the purpose of providing, the Service to subscribers of DIGEO, the DIGEO Affiliates, or such distribution customer.

    1.2.  Exploitation of Rights.  DIGEO shall have complete and sole discretion as to the manner, mode, and method of advertising, promoting, publicizing, marketing, distributing and otherwise exploiting the availability of the Content on the Service, the amounts to be expended in connection therewith, the media to be employed to do so, and the form thereof, subject only to the written limitations imposed by TWIN on use of TWIN's owned or licensed service marks or copyrighted material which are delivered to DIGEO in a timely manner. DIGEO makes no express or implied warranty or representation as to the manner or extent of any distribution or exploitation of the Content, or to the amount of money, if any, to be derived from the distribution, exhibition, and exploitation thereof, or to any maximum or minimum amount of monies to be expended in connection therewith. DIGEO does not guarantee performance by any advertiser, sublicensee, or exhibitor of any contract regarding the distribution or other exploitation of the Content or any of the Rights and DIGEO shall not be liable or responsible for failure to collect any amount becoming payable under the terms of any such contract. DIGEO shall have the right to withhold distribution of all or any part of the Content or to withdraw the Content from distribution on the Service at any time in its sole discretion. DIGEO shall have the right to make allocations, alter and cancel contracts, adjust and settle all disputes, make allowances, and give credit to others in connection with such advertising, distribution or other exploitation.

    1.3.  Reservation.  All rights in the Content not expressly licensed to DIGEO herein are reserved by TWIN. TWIN may exploit the reserved rights without restriction. All right, title and interest in DIGEO's Content Developer's Guide (the "Guide"), DIGEO's technical specifications and requirements, DIGEO's proprietary software and hardware configurations and other intellectual property are reserved by DIGEO. Subject to the terms and conditions of this Agreement, DIGEO hereby grants to TWIN a license to use the Guide solely for the purpose of providing the Content to DIGEO. DIGEO may reasonably update the Guide from time to time by written notice to TWIN.

    1.4.  Development Assistance.  DIGEO agrees to provide TWIN with technical assistance in TWIN's development of the Content. Such technical assistance shall consist of commercially reasonable access to DIGEO production executives for the purpose of answering questions related to the Service and clarifying intent of the Guide.

2.  TERM  The initial term of this Agreement shall commence as of the Effective Date and shall continue until the earlier of: (i) one year after the date the Content is first made generally available through the Service, or (ii) eighteen (18) months from the Effective Date. The initial term shall automatically renew for successive, dependent additional term(s) of one year, unless either party provides written notice to the other party of its election not to renew at least sixty (60) days prior to the expiration of the existing Term. The initial term of this Agreement and any extensions or renewals thereof are referred to herein as the "Term".

3.  FUTURE AGREEMENT

    3.1. The parties agree to negotiate in good faith towards executing a commerce agreement ("Commerce Agreement") by June 1, 2001 implementing the following:

      3.1.1.  TWIN will provide the following services to subscribers:

    •
    TWIN will offer subscribers the ability to pay to play select games utilizing "e-wallet" technology to be developed or acquired, and implemented, by DIGEO.

    •
    TWIN will offer subscribers the opportunity to win prizes of material value.

      3.1.2.  Revenue from the services set forth in Section 3.1.1. will be shared by the parties in a proportion to be determined by the parties in the Commerce Agreement.

      3.1.3.  TWIN will fully indemnify DIGEO and DIGEO's customers against any liability arising from the services set forth in Section 3.1.1, including without limitation any liability under any laws or regulations regulating gaming.

    3.2. The parties acknowledge that they have yet to agree on many terms relating to the services set forth in this Section 3, and that these terms must be negotiated prior to executing the Commerce Agreement. Until such time as the Commerce Agreement is executed, the obligations described in this Section 3, other than the obligation to negotiate in good faith, shall not be binding on the parties.

4.  REVENUE AND REVENUE SPLIT

    4.1.  "Gross Revenue"—Defined.  As used herein, "Gross Revenue" means all monies actually received by or credited to either DIGEO or TWIN from the sale of advertising in connection with the Content. "Gross Revenue" shall not mean or include (i) subscription fees or other non-advertising revenue received or derived by DIGEO or any of its affiliates or any of its distribution customers, including without limitation transactional revenue; or (ii) advertising revenue derived by DIGEO or any of its affiliates or any of its distribution customers from any source other than the Content.

    4.2.  "Net Revenue"—Defined.  As used herein, "Net Revenue" means Gross Revenue minus ad serving fees of five percent (5%) as provided in Paragraph 6.1 below and sales and agency commissions of twenty percent (20%) as provided in Paragraph 6.2 below. Hence, Net Revenue is to be seventy-five percent (75%) of Gross Revenue.

    4.3.  Revenue Split.  Net Revenues will be shared by TWIN and DIGEO equally (i.e., with 50% of the Net Revenues going to each party).

    4.4.  Accountings and Audit Rights.

      4.4.1.  Accounting statements (each, a "Statement") and payments, if due, will be rendered by each party to the other no later than thirty (30) days after the conclusion of each calendar month during the Term. Each Statement shall set forth in reasonable detail the Gross Revenue received during the accounting period and the calculations as required pursuant to Section 5 below. Notwithstanding the foregoing, DIGEO need not render any Statement for any period during which no Gross Revenues were received, unless TWIN shall notify DIGEO in writing with respect solely to such period that TWIN requests such a Statement, in which event DIGEO shall deliver such Statement on the later of the date arrived at pursuant to this Section 4.4.1 or forty-five (45) days after DIGEO receives such request.

      4.4.2.  The parties will maintain true and correct books and records relative to the determination of Net Revenue. Upon request, each party will permit the other or an independent certified public accountant designated by other (but subject to the approval of the party to be audited, which approval shall not be unreasonably withheld) to conduct an examination, at the auditing party's own expense, of such books and records up to once during each twelve (12) month period, which examination may take place upon ten (10) business days' advance written notice, at the audited party's offices during reasonable business hours. The audited party shall use reasonable efforts, consistent with its own operating needs, to cooperate with such audit. In the event of such an audit, the auditing party shall deliver to the audited party a copy of such audit within twenty-one (21) days of the delivery of such audit to the auditing party. The audited party will promptly make up any underpayment revealed by such an audit, and if the audit reveals an understatement greater than ten percent (10%), then the audited party will reimburse the audited party for the cost of the audit.

      4.4.3.  Each Statement submitted hereunder shall be deemed true, accurate, binding, and incontestable by and upon the receiving party, if legal action is not commenced against the party furnishing the Statement within one (1) year of its delivery to the other party, except in the event of intentional misrepresentations. Such one year period shall not be deemed extended because information which appears on a Statement also appears on any subsequent Statement.

    4.5.  No Representations as to Gross Revenue:  DIGEO has not made any representations or warranties, and is not required to do so, as to the amount of Gross Revenue to be derived from the exploitation of the Content.

5.  EDITING

    5.1.  No Editing.  DIGEO and DIGEO Affiliates shall not make any additions, deletions, alterations, or modifications of any kind to the Content without the express written authorization of TWIN.

    5.2.  Procedure for Resolving Disputes Over Content.  Notwithstanding Paragraph 5.1, the parties acknowledge that circumstances may occur where DIGEO or a DIGEO Affiliate may feel that the Content fails to comply with the warranty provisions contained in Section 8.5 below. In such circumstances, in addition to any other rights and remedies that DIGEO or such DIGEO Affiliates may have, DIGEO and/or the DIGEO Affiliate(s),as the case may be, shall have the right, upon written notice to TWIN specifying the purported noncompliance, to suspend its exhibition of the game(s) in question until such purported noncompliance is remedied by TWIN to the reasonable satisfaction of DIGEO and/or such DIGEO Affiliate(s), as applicable. Such suspension shall extend to entire games only and not to a portion or component of a game. Any and all expenses incurred in connection with such suspension shall be borne by DIGEO and/or the affected DIGEO Affiliate(s).

6.  ADVERTISING

    6.1.  Ad Serving.  DIGEO shall be responsible for providing the ad serving functions, either by itself or by way of an ad serving provider. As stated above in Paragraph 4.2, DIGEO shall retain the ad serving fee of five percent (5%) of Gross Revenue for providing the ad serving functions.

    6.2.  Sales and Agency Commissions.  As stated above in Paragraph 4.2, advertising sales and agency commissions shall be twenty percent (20%) of the Gross Revenue.

    6.3.  Ad Inventory

      6.3.1.  Ads Included in the Ad Inventory.  The ad inventory which is available for sale under this Agreement shall consist of advertisements incorporated within the screens of the Content (for example, a "header" at the top of the screen) and any "interstitial" advertisement screens displayed in between a screen of the Service and a screen of the Content (the "Ad Inventory").

      6.3.2.  Ads Excluded from the Ad Inventory.  The Ad Inventory shall not include any advertisements incorporated with any screens of the Service, other than the above-mentioned screens of Content. In particular, the Ad Inventory shall not include any advertisements incorporated with DIGEO's game index screen or any other screen of the Service that is used to provide access to the Content.

    6.4.  Advertising Sales.

      6.4.1.  First Right of Sale.  DIGEO shall begin with the exclusive right to sell one-hundred percent (100%) of the Ad Inventory.

      6.4.2.  Period of Exclusivity and End of Exclusivity.  The above exclusive right in Paragraph 6.4.1 shall last at least for a guaranteed period of six (6) months starting after the date when DIGEO begins selling the Ad Inventory on an on-going basis. If at the end of the guaranteed period, DIGEO has not sold sixty percent (60%) of the Ad Inventory, then TWIN will have the right to participate in selling the remaining unsold portion of the Ad Inventory.

      6.4.3.  Ad Sales Generated by TWIN During Exclusivity.  During the time that DIGEO has the exclusive right to sell per Paragraphs 6.4.1 and 6.4.2, TWIN may refer advertisers with a pre-existing relationship with TWIN to DIGEO. Provided that TWIN identifies such advertisers in writing at or prior to the time of the referral, the sales and agency commissions for those advertisers will be waived such that DIGEO and TWIN will split equally the remaining ninety-five percent (95%) of the Gross Revenue (after the 5% ad serving has been subtracted by DIGEO) from such advertisers without deductions of any kind.

7.  DELIVERY

    7.1.  Deliverables and Dates.  Commencing on or before a date to be mutually agreed upon by TWIN and DIGEO, but not later than April 26, 2001 (the "Delivery Date"), TWIN shall deliver to DIGEO, at TWIN's expense, on an ongoing 24 hour a day basis, the materials ("Materials") relating to the Content listed on Exhibit 1 attached hereto ("Delivery"). Time is of the essence with respect to Delivery. TWIN's failure to timely deliver all the Materials listed on Exhibit 1 shall be a material breach of this Agreement, and, in such event, and among other remedies, DIGEO may terminate this Agreement. All Materials delivered to DIGEO by TWIN shall be of first class, professional quality, suitable for network cable television exhibition and acceptable to customary cable television exhibitors' quality control and standards and practices requirements. In addition, TWIN agrees that the Content shall comply with the general programming and content specifications set forth in the Guide and with the other programming and content specification set forth on Exhibit 2 attached hereto, and that the Content and the servers provided by TWIN for delivery of the Content, and the means of delivery of the Content, shall comply with the technical specifications set forth on Exhibit 3 attached hereto. Subject to the service level requirements of Exhibit 3, TWIN shall deliver the Content to DIGEO by secure Internet or intranet data transmission commensurate with available materials and equipment.

TWIN shall be responsible for all costs of development and production of the Content, and all data transmission costs (including bandwidth) incurred in transmitting the data to TWIN's local Internet backbone; DIGEO shall be responsible for arranging to receive the data reception and for all reception costs (including bandwidth) incurred in receiving the data from DIGEO's local Internet backbone. If DIGEO experiences a technical failure of transmission or reception, TWIN upon receipt of timely notice will attempt to assist DIGEO to receive the transmission.

    7.2.  Walled Garden.  TWIN shall provide the Content by way of servers that only subscribers to the Service may access.

    7.3.  Insurance.  TWIN agrees to procure and maintain in full force and effect standard producer's liability (errors and omissions) insurance issued by a nationally recognized insurance carrier acceptable to DIGEO covering the Content throughout the world with minimum limits applicable only to the Content of at least One Million Dollars ($1,000,000) for any claim arising out of a single occurrence and Three Million Dollars ($3,000,000) for all claims in the aggregate. Such insurance may not be cancelled without (60) days prior written notice to DIGEO, shall not carry a deductible larger than Ten Thousand Dollars ($10,000), shall be primary and not contributing to or in excess of any insurance maintained by DIGEO and shall name DIGEO as an additional insured. TWIN shall also carry all Workers Compensation Insurance required by law for the benefit of TWIN's employees. TWIN will indemnify DIGEO against all claims, actions and liability which may be asserted by or on behalf of any person engaged by TWIN by reason of injury or death arising out of or in the course of his or her employment; or by or on behalf of any person by reason of accident, injury, death or property damage resulting from any negligence or fault on the part of TWIN.

    7.4.  Tracking Usage Statistics.  Upon request by DIGEO, TWIN shall incorporate an invisible or nearly invisible "Web bug" to be provided by DIGEO onto each screen of Content. Such "Web bug" will be used to monitor screen usage information and send such information automatically to DIGEO.

8.  TWIN'S WARRANTIES  TWIN represents and warrants to DIGEO the following:

    8.1.  Authority.  TWIN has full authority to enter into and completely perform this Agreement, and to grant the Rights herein granted. This Agreement has been executed on behalf of TWIN by a duly authorized officer of TWIN, and there are no existing or threatened liens, encumbrances, claims or litigation, or rights granted or which otherwise exist in any other party, which would adversely affect or impair the Rights or DIGEO's exploitation of the Content on the Service, or DIGEO's sale of advertising in connection with the Content, or would prevent TWIN from fully keeping and performing any and all of the agreements, covenants, conditions, warranties, representations, and indemnities to be performed by it hereunder;

    8.2.  Corporate Status.  TWIN is a corporation duly organized and existing pursuant to the laws of Delaware;

    8.3.  No Consents or Approvals.  There are and shall be no consents or approvals which DIGEO shall be required to obtain, nor payments or royalties due to any third party, with respect to DIGEO's exploitation of the Rights. TWIN shall be solely responsible for and shall indemnify and hold harmless DIGEO from any taxes arising out of any payments made to TWIN hereunder. DIGEO shall be entitled to quiet enjoyment of the Rights;

    8.4.  Copyright Notice.  All copies of the Content publicly distributed by TWIN shall bear a legally sufficient copyright notice in the form and position authorized by the Universal Copyright Convention, the Berne Convention, and the Buenos Aires Convention, including the symbol "©" ("c" in a circle) and the legend "All Rights Reserved" in close proximity to such notice. TWIN has not done any act or omitted to do any act which has impaired the copyright in the Content during the Term;

    8.5.  Content.  No element of the Content nor the Content itself, nor the exercise by DIGEO of any Rights in or to the Content does or will: (a) defame any third party; (b) infringe any copyright, trademark, right of ideas, patent, or any other property right of any third party; (c) contain obscene material; or (d) violate any applicable laws or regulations, including, without limitation, the requirements of the Child Protection and Obscenity Enforcement Act of 1988, as amended by the Child Protection Restoration and Penalties Enhancement Act of 1990, and all rules and regulations promulgated thereunder (collectively, the "CPOEA"); and the Content is and will be in all respects in compliance with the requirements of CPOEA, and shall not contain any material that would require Content Provider or DIGEO to comply with the recordkeeping requirements of the CPOEA.

9.  DIGEO'S WARRANTIES  DIGEO represents and warrants to TWIN the following:

    9.1.  Corporate Status.  DIGEO is a corporation duly organized and existing pursuant to the laws of the State of Delaware;

    9.2.  Authority.  DIGEO has full authority to enter into and completely perform this Agreement, and DIGEO has not, and will not, undertake any action which will impair TWIN's rights under this Agreement. There are no existing or threatened claims or litigation which would adversely affect or impair DIGEO's ability to completely perform under this Agreement.

10. INDEMNITIES

    10.1.  Indemnification.  Each party (the "Indemnitor") will defend, indemnify, and hold harmless the other party (the "Indemnitee") and the assigns, licensees, and other successors-in-interest of Indemnitee (including the officers, directors, owners, shareholders, employees, and agents of each of the foregoing) against any and all claims, expenses (including, without limitation, reasonable attorneys' fees) and liabilities due to Indemnitor's breach or alleged breach of any of its agreements, covenants, representations, or warranties set forth in this Agreement. The Indemnitee agrees that, upon receipt or presentation of any claim or notification of the institution of any action with respect to which indemnification might be required hereunder, Indemnitee will promptly notify Indemnitor in writing thereof. With respect to any such indemnification, Indemnitor shall have the right to control the course and conduct of such defense. Indemnitee shall have the right, in its discretion and at its sole expense, to retain independent counsel and to participate in any such defense.

    10.2.  Survival of Warranties, Representations, and Indemnities.  The provisions of Sections 8, 9 and 10 shall survive any termination or cancellation of this Agreement.

11.  ASSIGNMENT  Each party shall have the right to assign this Agreement only (a) to an affiliated entity for purposes of implementing this Agreement, or (b) by way of a merger or acquisition of substantially all of the assignor's assets, in which event the party into which the assignor has merged or which has acquired the assignor's assets shall become solely liable hereunder. Each such permitted assignee shall agree in writing to be bound by this Agreement.

12. REMEDIES

    12.1.  Remedies.  If either party shall fail, refuse or neglect or threaten to refuse to deliver or otherwise provide the Content or to fulfill its material obligations under this Agreement for any reason whatsoever, including, but not limited to, default, sickness, disability, unavoidable accident or death of s principal employees, the other party shall have the right to suspend this Agreement while such event continues, to terminate this Agreement, and/or to institute appropriate legal action. An election to suspend this Agreement under this paragraph shall not affect a party's right thereafter to terminate this Agreement.

    12.2.  Waivers.  A waiver by either party of any breach of this Agreement shall not be deemed a waiver of any prior or subsequent breach thereof. Each party's remedies shall be cumulative and the pursuit of any one remedy shall not be deemed a waiver of any other. Neither party may seek any remedy against the other for breach or alleged breach of this Agreement, until such party has first given written notice to the other and demanded that the other cure such breach, and after ten (10) days (twenty-four hours for disruption of Delivery of the Content) from receipt of such notice (the

"Cure Notice") such breach remains uncured. Notwithstanding the foregoing, the Cure Notice need not be given with respect to any breach which is incapable of cure.

13.  NOTICES AND PAYMENTS  All notices and payments which either party shall be required to give hereunder shall be in writing and shall be served by federal mail or by facsimile, courier or personal delivery. Service of any notice or delivery of any payment, statement, or other paper upon either party shall be deemed complete if and when the same is personally delivered to such party, upon receipt by such party of a facsimile (and the party sending the facsimile secures a written confirmation of receipt of such facsimile), or ten (10) days after its deposit in the federal mail, postage pre-paid, registered or certified mail, return receipt requested, and addressed to the recipient at the address set forth herein. Until further notice, the addresses and facsimile numbers of the parties for any such notice of payment shall be:

TWIN:	TWIN Entertainment Inc. 50 Francisco Street, Suite 490 San Francisco, CA 94111 Attn: Robert Regan
DIGEO:	DIGEO Broadband Technology, Inc. 101 Convention Center Dr. Suite 850 Las Vegas, NV 89109
Copy to: DIGEO Broadband, Inc. 8815 122nd Ave. NE Kirkland, WA 98033 Attn: General Counsel

14.  FORCE MAJEURE  If the performance of the respective obligations of TWIN or DIGEO shall be prevented or interfered with by reason of an event or any act of Force Majeure, then such performance shall be suspended and the Term shall be extended to the extent it is prevented by reason of such Force Majeure. If the event of Force Majeure continues for a period in excess of seven (7) days and materially disrupts the ongoing production, delivery and/or exhibition of the Content, either party shall be entitled to terminate this Agreement on written notice to the other. "Force Majeure" as used herein shall mean fire, flood, epidemic, earthquake, explosion, labor dispute or strike, an act of God or public enemy, riot or civil disturbance, war (whether declared or undeclared) or armed conflict, failure of common carriers, any third party breach of contract, or any other thing or occurrence outside the control of the party the performance of which is prevented or hindered.

15. MISCELLANEOUS

    15.1.  Entire Agreement.  This Agreement and the Exhibits attached hereto embody the entire agreement and understanding among the parties hereto relating to the Content and the Rights. There are no agreements, representations, warranties, or statements, either oral or in writing, with respect to the subject matter of this Agreement, except as expressly set forth herein.

    15.2.  Amendment of Agreement.  This Agreement may only be amended at any time by written agreement executed by the parties hereto. Where any conflict arises between the provisions of any said amendment or modification and provisions incorporated in earlier documents, the most recent provisions shall be controlling.

    15.3.  Further Assurances.  The parties hereto agree that they will perform any acts and execute any further documents which are or may become reasonably necessary to effectuate the rights and obligations of the parties hereto.

    15.4.  Applicable Law; Submission to Jurisdiction.  This Agreement and all matters relating thereto shall be governed by and construed and enforced in accordance with the laws of the State of Washington, United States of America. The parties hereby consent to the jurisdiction and venue of the courts of the State of Washington, United States of America or of any federal court located in such state.

    15.5.  Counterparts; Facsimile.  This Agreement may be executed in one or more counterpart copies, and all counterpart copies so executed shall together constitute one and the same agreement, binding on all of the parties hereto, notwithstanding that all of the parties hereto may not be signatories to the original or same counterpart; provided, however, that no signature shall be binding unless and until all signatures required shall have been obtained. This Agreement may be executed and returned to the other party by facsimile, and such facsimile signature shall be deemed an original unless and until replaced by this Agreement bearing such original signature.

    15.6.  Severability.  Nothing contained in this Agreement shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provision of this Agreement and any present or future statute, law, ordinance, or regulation contrary to which the parties hereto have no legal right to contract, the latter shall prevail, but in such event the provision of this Agreement affected shall be curtailed and limited only to the extent necessary to bring it within the requirement of law.

    15.7.  Captions.  All captions contained in this Agreement are for convenience or reference only and shall not be considered in any way in connection with the interpretation or enforcement of any provisions of this Agreement.

    15.8.  Binding Effect.  Except as herein otherwise provided, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, and permitted successors and assigns.

    15.9.  Number and Gender.  Whenever required by the context hereof, the singular shall be deemed to include the plural, and the plural shall be deemed to include the singular, and the masculine, feminine, and neuter gender shall each be deemed to include the other.

    15.10.  Relationship of Parties.  The relationship created hereby shall be deemed an agreement between independent contractors and shall not be deemed a partnership, joint venture, or other fiduciary relationship.

    15.11.  Construction.  Notwithstanding any rule or maxim of construction to the contrary, any ambiguity or uncertainty in this Agreement shall not be constructed against either party based upon authorship of any of the provisions hereof.

    15.12.  No Obligation.  Nothing herein shall be deemed to obligate DIGEO to use the Content or to otherwise exploit any Rights granted to DIGEO hereunder.

    15.13.  Confidentiality.

      15.13.1.  "Confidential Information"  means (a) any of a party's proprietary technology or computer software in all versions and forms of expression, whether or not the same has been patented or the copyright thereto registered, is the subject of a pending patent or registration application, or forms the basis for a patentable invention; (b) any manuals, notes, documentation, technical information, drawings, diagrams, specifications, or formulas which are not intended for distribution to or use by end-users or know-how related to any of the foregoing; (c) any information regarding current or proposed products, customers, contracts, business methods, financial data or marketing data which are not intended for distribution to or use by end-users; (d) any other written information that is clearly marked or designated as confidential or proprietary by such party; and (e) the terms and conditions of this Agreement. Confidential Information includes unwritten information that is identified by such party as confidential at the time of disclosure, provided that such unwritten information is reduced to writing in a form that clearly marks or designates the information as confidential or proprietary, and such writing is delivered to the receiving party within thirty (30) days of the original disclosure.

      15.13.2.  Nondisclosure and Non-use.  Each party agrees that it shall not directly or indirectly disclose, disseminate or otherwise make known or available to any person or entity not confidentially bound to such party any Confidential Information of the other party without prior written permission from the other party. Each party agrees not to use Confidential Information of the other party for any purpose other than the implementation of this Agreement, and then such use shall only be by employees and authorized independent contractors of such party in the course of performing this Agreement. Each party agrees to take the same steps to insure that Confidential Information of the other party is not disclosed or distributed by its employees, independent contractors or agents in violation of the provisions of this Agreement that it takes with its own Confidential Information, but in no event less than reasonable steps. Upon the request of a party, the other party shall provide to such party in writing the names of the persons to whom Confidential Information of such party has been disclosed and/or the steps being taken by the other to maintain the confidentiality of such party's Confidential Information. The breach, or threatened breach, of this provision would give rise to irreparable injury which would be inadequately compensated in money damages. Accordingly, either may seek and obtain a restraining order and/or an injunction prohibiting the breach, or threatened breach, of this provision in addition to, and not in limitation of, any other legal remedies which may be available to it.

      15.13.3.  Exclusions.  The foregoing obligations do not apply to information which: (a) was in a party's lawful possession prior to the disclosure and had not been obtained by such party either directly or indirectly from the other party; (b) is lawfully disclosed to such party by a third party without restriction on disclosure; (c) is independently developed by such party without reference to the other party's Confidential Information; or (d) is publicly disclosed by the other party. Notwithstanding the foregoing, the terms of this Agreement may be disclosed to a party's attorneys and accountants and, provided that such disclosure is pursuant to a nondisclosure agreement at least as restrictive as this Agreement, to prospective investors and acquisition partners in connection with their due diligence activities. In the event either party receives a subpoena or other validly issued administrative or judicial process requesting Confidential Information of the other party, the receiving party shall promptly notify the disclosing party and tender to it the defense of such demand.

    15.14.  Privacy Policy.  TWIN shall at all times comply with the privacy policy attached hereto as Exhibit 4, which DIGEO shall be permitted to reasonably update from time to time, upon written notice to TWIN. TWIN agrees that it will not solicit any personally identifiable information from users of the Service unless such solicitation is accompanied by a prominent privacy notice, the text of which has been approved in advance by DIGEO.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

AGREED AND ACCEPTED: TWIN Entertainment Inc.
By:	/s/ ROBERT REGAN
Its:	COO
DIGEO Broadband Technology, Inc.
By:	/s/ BERT KOLDE
Its:	Sr. Vice President

EXHIBIT 1

DELIVERY SCHEDULE

    To Be Determined:

  •
  Formal production and delivery schedule will be finalized and mutually agreed upon by DIGEO and TWIN during a meeting prior to executing the contract

  •
  Tentative "beta" launch and testing scheduled for on or about March 15, 2001

  •
  Tentative rollout to trial customers scheduled for April 26, 2001

EXHIBIT 2

PROGRAM SPECIFICATIONS

    Thick Client TV Portal (for Liberate platform)

Content to be provided:	Update frequency after April 16, 2001:	Delivery date for testing:
Games
String'em In and Magazine	Daily	3/26/01 for lab trials
Tactiles, plus above	Daily	4/16/01
TwoWayTrivia, plus above	Daily	5/16/01

    Content programming considerations:

  •
  DIGEO hosts, maintains, and produces the Games landing page for the overall Games service (this page will include prominent links to TWIN's games and possibly other game providers long term)

  •
  TWIN hosts, maintains, and produces all games outlined above in Exhibit 2

  •
  Games will be developed for the Liberate platform (TV Navigator S version 1.3) on a DCT5000

  •
  All games outlined above in Exhibit 2 can assume a "full screen" viewer experience

  •
  All games outlined above in Exhibit 2 will be able to load interstitial ads when required

EXHIBIT 3

SERVICE LEVEL AGREEMENT

    TWIN and Digeo agree that the Service Level Requirements contained in Exhibit 3 will be considered "Performance Level Goals" to be strived for until 6/1/01, the date that a Commerce Agreement (see Section 3. of the License Agreement) is anticipated to be executed. TWIN and Digeo agree that until 6/1/01, best efforts to meet these performance level expectations will be extended. In the event that certain Service Level Requirements are unreasonable due to the needs for additional infrastructure or unknowns in the distribution system, both parties agree to engage in a process of good faith bargaining to redefine the Service Level Requirement(s) at issue.

1.  Uptime.

  1.1.
  TWIN agrees to make the Content and Materials available twenty four (24) hours per day, seven (7) days per week, with a minimum average monthly uptime of ninety-eight percent (98%). TWIN shall measure the monthly uptime statistics at the interface between TWIN's network and the Internet. TWIN shall provide DIGEO with a report of such service statistics for each month no later than the tenth (10th) day of the following month.

  1.2.
  TWIN will permit, and cause any third party hosting the Content or Materials to permit, DIGEO or its designee to audit the computer systems and records reasonably related to such hosting services. As a part of such audit, DIGEO shall be permitted, at its own expense, to have an independent reporting service, such as Keynote, measure the TWIN uptime performance, either continually, or from time-to-time. If an audit reveals that TWIN has under-reported any downtime by more than ten percent (10%), then TWIN shall reimburse DIGEO for the costs of the audit, and DIGEO shall have the right to terminate this Agreement without any liability therefor, or further obligation related thereto. Alternatively, DIGEO may elect to continue the Agreement, but TWIN shall reimburse DIGEO for the costs of the audit, and for the calendar quarter during which such under-reporting occurs, DIGEO shall be relieved of the obligation to make any payments to TWIN.

  1.3.
  In the event that, for any complete calendar month, the average uptime of the TWIN hosting services for that month is less than ninety-eight percent (98%), then all payments from one Party to the other shall be adjusted for the entire calendar quarter of such month in DIGEO's favor by an amount equal to ten percent (10%) for each percentage point falling short of ninety-eight percent (98%).

  1.4.
  In the event that there is any continuous period of unavailability of the Content or Materials that exceeds four (4) hours in duration, then the all payments from one Party to the other shall be adjusted for the entire calendar quarter of such month in DIGEO's favor by an amount equal to five percent (5%) for each hour that such period of unavailability exceeds four (4) hours. The remedies of this Section 1.3 shall be cumulative with regard to the remedies in Section 1.2.

  1.5.
  In the event that, for any complete calendar month, the average uptime of the TWIN hosting services for that month is less than ninety-five percent (95%), or there is a single continuous period of unavailability of the Content or Materials exceeding twenty-four (24) hours, then TWIN shall be considered in material breach of this Agreement and DIGEO may terminate the Agreement without any liability therefor or further obligation related thereto. Alternatively, DIGEO may elect to continue the Agreement, but for the calendar quarter during which such month occurs, DIGEO shall be relieved of the obligation to make any payments to TWIN.

2.  Server Response Time and Data Throughput.

  2.1.
  Server Response Time:
2.1.1.	TWIN agrees to make the Content and Materials available with an average monthly server response time (as measured from the time a packet is received by TWIN's network from the internet, to the time that the response to such packet is sent to the Internet from TWIN's network) that is no greater than five (5) seconds. TWIN shall measure the monthly response time statistics at the interface between TWIN's network and the Internet. TWIN shall provide DIGEO with such response time statistics for each month no later than the tenth (10th) day of the following month.
2.1.2.
TWIN will permit, and cause any third party hosting the Content or Materials to permit, DIGEO or its designee to audit the computer systems and records reasonably related to such hosting services. As a part of such audit, DIGEO shall be permitted, at its own expense, to have an independent reporting service, such as Keynote, measure the TWIN response time performance, either continually, or from time-to-time. If an audit reveals that TWIN has under-reported any response time by more than ten percent (10%), then TWIN shall reimburse DIGEO for the costs of the audit, and DIGEO shall have the right to terminate this Agreement without any liability therefor, or further obligation related thereto. Alternatively, DIGEO may elect to continue the Agreement, but TWIN shall reimburse DIGEO for the costs of the audit, and for the calendar quarter during which such under-reporting occurs, DIGEO shall be relieved of the obligation to make any payments to TWIN.
2.1.3.
In the event that, for any calendar month, the average server response time of the TWIN hosting services for such month is greater than five (5) seconds, then for the entire calendar quarter of such month, all payments from one Party to the other for that quarter shall be adjusted in DIGEO's favor by an amount equal to ten percent (10%) for each second of average server response time exceeding five (5) seconds.
2.1.4.
In the event that the average server response time of the TWIN hosting services is greater than seven and one-half (7.5) seconds for any calendar month, then TWIN shall be considered in material breach of the Agreement and DIGEO may terminate the Agreement without any liability therefor or further obligation related thereto. Alternatively, DIGEO may elect to continue the Agreement, but for the calendar quarter during which such month occurs, DIGEO shall be relieved of any obligation to make payments to TWIN for that quarter.

  2.2.
  Throughput:
2.2.1.	TWIN agrees to make the Content and Materials available with enough bandwidth so that actual bandwidth utilization does not exceed ninety percent (90%) of the bandwidth available. TWIN shall measure the bandwidth utilization statistics at the interface between TWIN's network and the Internet. TWIN shall provide DIGEO with such bandwidth utilization statistics for each month no later than the tenth (10th) day of the following month.
2.2.2.
TWIN will permit, and cause any third party hosting the Content or Materials to permit, DIGEO or its designee to audit the computer systems and records reasonably related to such hosting services. As a part of such audit, DIGEO shall be permitted, at its own expense, to have an independent reporting service, such as Keynote, measure the TWIN bandwidth utilization performance, either continually, or from time-to-time. If an audit reveals that TWIN has under-reported the duration of high bandwidth utilization (in excess of 90%) by more than ten percent (10%), then TWIN shall reimburse DIGEO for the costs of the audit, and DIGEO shall have the right to terminate this Agreement without any liability therefor, or further obligation related thereto. Alternatively, DIGEO may elect to continue the Agreement, but TWIN shall reimburse DIGEO for the costs of the audit, and for the calendar quarter during which such under-reporting occurs, DIGEO shall be relieved of the obligation to make any payments to TWIN.
2.2.3.
In the event that, for any month, the total cumulative time during which bandwidth utilization exceeds ninety percent (90%) of available bandwidth is more than ten (10) hours, all payments from one Party to the other for that quarter shall be adjusted in DIGEO's favor by an amount equal to one percent (1%) for each such hour above ten (10) hours.
2.2.4.
In the event that, for any month, the total cumulative time during which bandwidth utilization exceeds ninety percent (90%) of available bandwidth is more than thirty (30) hours, then TWIN shall be considered in material breach of the Agreement and DIGEO may terminate the Agreement without any liability therefor or further obligation related thereto. Alternatively, DIGEO may elect to continue the Agreement, but for the calendar quarter during which such month occurs, DIGEO shall be relieved of any obligation to make payments to TWIN for that quarter.

3.  Unplanned Service Outages.

  3.1.
  In of the event of an unplanned service outage, TWIN will assess the severity of the outage and notify DIGEO via e-mail and phone at the address and phone numbers specified by DIGEO within thirty (30) minutes of the commencement of the outage. Such notification will include: (i) the reason for the outage, and (ii) the estimated time when the service will be restored. In the event of an outage of unpredictable duration, TWIN will provide periodic updates regarding the status of the outage, every hour.

  3.2.
  TWIN will participate in Outage Review meetings with DIGEO whenever a system outage duration is an hour or more.

  3.3.
  If DIGEO learns that the TWIN hosting services has experienced an unplanned service outage and it has not been notified by e-mail or phone, DIGEO will contact TWIN's operations center and TWIN will provide the information required by Section 3.1 to DIGEO.

  3.4.
  In connection with any outage, TWIN will notify DIGEO within thirty (30) minutes after the resumption of service. After the correction of a service outage, TWIN will provide a post-incident summary to DIGEO as soon as possible. This summary will include a description of (i) the cause of the problem; (ii) the method used to correct the problem; and (iii) the measures TWIN will take to prevent the problem from occurring in the future.

4.  Facility Operational Requirements.

  4.1.
  At a minimum, TWIN has undertaken or agrees to undertake the following to ensure that the TWIN hosting services and the host computer center connected to the TWIN hosting services (the "Computer Center") are supported and operated in accordance with the service level standards set forth in Section 1 above:
4.1.1.	Plan for, provide, maintain, operate, and manage the TWIN hosting services and the Computer Center, including, but not limited to, furnishing the space, equipment, utilities, and personnel required for the TWIN hosting services and the Computer Center;
4.1.2.
Plan for, acquire, install, maintain, repair, operate, manage, and expand, improve, or replace the hardware related to the TWIN hosting services and the Computer Center, including, but not limited to, any computer systems, direct access storage devices, tape units, communications control units, and associated equipment;
4.1.3.	Plan for, obtain, install, maintain, operate, and enhance the operating system software, languages, utilities, and other system software required for the TWIN hosting services and the Computer Center;
4.1.4.
Provide back-up measures, recovery procedures, file maintenance and expansion, updating, tape storage, management, and control of space utilization in connection with the TWIN hosting services and the Computer Center, and provide related security and administration for the TWIN hosting services and the Computer Center; and,
4.1.5.
Establish and administer change controls and problem resolution management for the TWIN hosting services and the Control Center, and provide planning, availability management, performance reporting, implementation procedures, and other controls for the TWIN hosting services and the Control Center.

EXHIBIT 4

Privacy Policy

1.  Commitment to Confidentiality

    Charter strives to honor the confidentiality of our customers. We want you to have confidence in your use of the Internet. This Privacy Policy is designed to explain our commitment to your privacy and our monitoring activities. Independent contractors and agents of Charter, that are acting on behalf of Charter in providing the Charter Pipeline service are also bound by this Privacy Policy.

2.  Account Information

    Charter requests certain personal information at the time you subscribe to Charter Pipeline. Charter requests your name, address, telephone number and e-mail address. The personal information is used to manage your account for billing purposes. It is not shared with a third party, except in very limited circumstances such as is required by law or in order to enhance your service experience.

3.  Customer Surveys

    From time to time, Charter takes customer surveys. We may contact you as part of a customer survey. Participation in customer surveys is purely voluntary, but we welcome and encourage you to respond to these surveys. Personal information gained in these responses will be held in confidence.

4.  Right to Monitor Communications and Disclose Information

    It is generally Charter's policy not to share personal information about you. However, Charter has the right to monitor Charter Pipeline. Charter may disclose personal information about you and/or your account at our sole discretion in order to comply with the Electronic Communications Privacy Act, the Digital Millennium Copyright Act or any other laws, to enforce our Acceptable Use Policy, to protect the integrity of Charter's operations, to protect our customers or to prevent a crime.

    You expressly grant Charter permission to disclose personal information in response to: (a) a subpoena issued in a civil or criminal investigation or in litigation; (b) a civil investigative demand issued by a government entity; or (c) a court order. Charter may disclose personally identifiable information to law enforcement agencies when expressly required to do so by law.

5.  Collection and Use of Technical Information

    When you use interactive television and cable internet services, Charter gathers technical data about your use of Charter Pipeline. We use the technical information to understand customer interests, to enhance the value of Charter Pipeline and to customize Charter Pipeline based upon customer interests.

    Some of the advertising on Charter Pipeline pages is provided by AdForce, LLC. In presenting the ads, AdForce collects certain non-personally identifiable information to deliver tailored ads to you and for statistical purposes, for reporting purposes and to bill advertisers. AdForce cannot collect any personal information about you when it delivers ads to Charter Pipeline pages. If you would like to learn more about AdForce's information-gathering practices, or if you would like to "opt-out" of having a unique cookie on your hard drive, please visit AdForce's website at (http://www.adforce.com/home/privacy/PrivacyPolicy.html).

6.  Third Parties

    Some third parties might acquire information about you when you use or visit their websites or services via Charter Pipeline. Charter does not undertake to monitor, and may not be capable of monitoring, the collection, use or disclosure of such information.

7.  Protection of Children's Privacy

    Charter wants to protect the privacy of children. Charter will comply with the Children's Online Privacy Protection Act of 1998 and all other applicable laws designed to protect children.

8.  The Cable Privacy Act

    As a Charter Pipeline customer, you are entitled under federal law to a statement about our collection and use of certain information that we learn about you. That information is required to be provided in a separate written statement and is therefore attached to this Privacy Policy as Annex A.

9.  Communications regarding this Privacy Policy

    If you have any questions concerning this Privacy Policy, you may contact your local customer service office. You can find the phone number for your local customer service office by visiting our website at (http://www.chartercom.com).

10.  Revisions to the Privacy Policy

    Charter reserves the right to update or modify this Privacy Policy at any time upon thirty (30) days prior written notice. Notice of modifications to this Privacy Policy may be given by posting such changes to Charter's website at (http://www.chartercom.com), by electronic mail or by postal mail.

ANNEX A

CABLE PRIVACY ACT STATEMENT

1.  The Cable Privacy Act

    As a Charter Pipeline customer, you are entitled under federal law to this statement about our collection, use and disclosure of certain information about you.

2.  Business Records—Information Collected/Nature of Use

    So that we may provide reliable, high-quality service and maintain adequate records, we keep regular business records that contain your name, address, telephone numbers, other relevant billing information and other personally identifiable information. Such records include billing, payment, deposit, complaint and service information and other information you have furnished to us, such as equipment specifications and the service options you have chosen. We may also collect and maintain information about you that enables us to provide a more personalized online experience, such as your locale and preferences you indicate with respect to service options. By using Charter Pipeline, you consent to our collection of this information.

    We use the above-described information to sell, maintain, disconnect and reconnect services; to make sure that you are being billed properly for the services you receive; and to maintain financial accounting, tax, service and property records, including records required by the terms of any local franchise applicable to the Service. With certain information we collect and maintain, like your locale, we can deliver to your area appropriate weather, sports or news information.

3.  Confidentiality of Business Records—Disclosure—Nature/Frequency/Purpose

    We consider information we keep to be confidential. We may collect personally identifiable information from you and disclose it to a third party, if disclosure is necessary to render data services and other services we provide to you and related business activities. In that regard, we may make your records available routinely to our employees, agents and contractors to install, market, provide and audit services; to an independent billing house to send bills; to a mailing service to send information that complements Charter Pipeline; to programmers and outside auditors to check our records; to attorneys and accountants as necessary to render service to us; to potential purchasers of our business in connection with a potential sale of that business; to local franchise authorities to demonstrate compliance with any applicable local franchise terms; to collection services if required to collect past due bills; and to one or more third parties if necessary to render a service to you or to conduct a legitimate business activity related to such service. The frequency of disclosure varies according to business needs. We also may electronically test the system from time to time to determine whether you are being billed properly for the services you are receiving. We will take reasonable precautions to prevent unauthorized access to the information. Furthermore, we may disclose your name and address for mailing lists and other purposes permitted by law, and that and other information pursuant to a court order as discussed above.

4.  Mailing Lists and Removal

    Unless you expressly object in writing, we also may, from time to time, disclose your name and address for mailing lists and other purposes permitted by law. We will not disclose the extent of use of a particular service or the nature of any transaction you may make over the cable system, but we may disclose that you are among those who subscribe to a particular service. If you wish to remove your name from such lists or limit the use of your name at any time, please so advise us by sending a written directive to that effect to us. This directive should specify your name, address, service account number and the specific action(s) which you wish us to take on your behalf. Within a reasonable time after receipt of such directive, we shall remove your name from such lists or limit the use of your name, according to your request.

5.  Retention of Records—Maintenance Period

    We will maintain information about you as long as we provide service to you and for a longer time if we deem it necessary (in our sole discretion) for our business purposes. When we decide that information is no longer necessary for our purposes, we may periodically destroy the information unless there is a legitimate request or order to inspect the information still outstanding.

6.  Inspection Rights

    You have the right to inspect our records that contain information about you and to correct any errors. If you wish to inspect such records, please contact Customer Service to set up an appointment during regular business hours at our offices. Your inspection of records is limited to records containing information about you; you are not entitled to inspect records containing information about other customers, and you are not entitled to access our billing system.

QuickLinks

LICENSE AGREEMENT
EXHIBIT 1 DELIVERY SCHEDULE
EXHIBIT 2 PROGRAM SPECIFICATIONS
EXHIBIT 3 SERVICE LEVEL AGREEMENT
EXHIBIT 4 Privacy Policy
ANNEX A CABLE PRIVACY ACT STATEMENT